Exhibit 99-2

Officer’s Certification

JNL Series Trust
JNL Investors Series Trust
Jackson Credit Opportunities Fund
Jackson Real Assets Fund

The undersigned, being a duly elected, qualified and acting Assistant Secretary of JNL Series Trust, a Massachusetts business trust; JNL Investors Series Trust, a Massachusetts business trust; and Jackson Credit Opportunities Fund, a Massachusetts business trust, and Jackson Real Assets Fund, a Massachusetts business trust, hereby certifies that the below is a full, true and correct copy of resolutions duly adopted by the Consolidated Board of Trustees of JNL Series Trust, JNL Investors Series Trust, Jackson Credit Opportunities Fund, and Jackson Real Assets Fund on the 29th day of February, 2024; and that such resolutions have not been altered or repealed and remain in full force and effect as of the date hereof.

Whereas, Jackson National Asset Management, LLC (“JNAM”), investment adviser and administrator to Jackson Real Assets Fund (the “Trust”) has recommended that the Board of Trustees of the Trust (the “Board”) approve joint fidelity bond coverage (under an existing policy with registered investment companies JNL Series Trust, JNL Investors Series Trust, and Jackson Credit Opportunities Fund) under circumstances where JNAM pays the premium and, therefore, the Board need not consider: (i) the amount of the premium for such bond; (ii) the ratable allocation of the premium among all insured parties; and (iii) the extent to which the share of the premium allocated to each party, including the Trust, is less than the premium that each party would have had to pay if it had provided and maintained a single insured bond.

Whereas, the Board has given due consideration to the requirements of Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to joint fidelity bond coverage.

Now Therefore, be it

Resolved, that pursuant to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder, and after having given due consideration to said requirements, including but not limited to the following: (i) the aggregate value of the assets to be held by the Trust to which each officer or employee of the Trust may, singly or jointly with others, have access, either directly or through authority to draw upon such Trust or direct generally the disposition of such assets; (ii) the type and terms of the arrangements made for the custody and safekeeping of the assets of the Trust; (iii) the nature of the securities in the investments of the Trust; (iv) the nature and method of conducting the operations of the Trust; and (v) the accounting procedures and contracts of the Trust, the Board, including a majority of Trustees who are not interested person of the Trust, hereby determines that a joint fidelity bond in the aggregate amount of Six Million ($6,000,000), computed in accordance with the Schedule outlined under Rule 17g-1(d)(1), is reasonable and adequate coverage to protect JNL Series Trust, JNL Investors Series Trust, Jackson Credit Opportunities Fund, and the Trust against larceny or embezzlement by any one or more of such officers and/or employees; and be it

Further Resolved, that the Board, including a majority of the Trustees who are not interested person of the Trust, approves the amount, type, form and coverage of the joint insured bond (hereinafter in this and the succeeding resolution called the “Bond”), naming as the insured parties JNL Series Trust, JNL Investors Series Trust, Jackson Credit Opportunities Fund, and the Trust, in the aggregate amount of Six Million ($6,000,000), it being understood that the disposition of the recovery received under the Bond in the event of losses to one or more of such insured parties shall be governed by an agreement among one or more of such insured parties complying with Paragraph (f) of Rule 17g-1 under the 1940 Act under which JNL Series Trust, JNL Investors Series Trust, Jackson Credit Opportunities Fund, and the Trust will have a primary claim of not less than Six Million ($6,000,000) of the aforesaid aggregate amount of the Bond; and be it

Further Resolved, that the proper officers of the Trust be, and they hereby are, authorized and directed to execute and deliver an agreement (in conjunction with JNL Series Trust, JNL Investors Series Trust, and Jackson Credit Opportunities Fund as approved by their respective Boards of Trustees) relating to the Bond covering JNL Series Trust, JNL Investors Series Trust, Jackson Credit Opportunities Fund, and the Trust providing for the disposition of recoveries received under the Bond and the manner of allocation of premium for the Bond in compliance with Paragraph (f) of Rule 17g-1 under the 1940 Act, in such form as such officers shall, with the advice of counsel, deem appropriate to carry out the objective of the Board, any such determination to be conclusively evidenced by such execution and delivery; and be it

Further Resolved, that in accordance with Rule 17g-1 under the 1940 Act, the officers of the Trust are hereby directed to make the filings and give the notices as may be required by paragraph (g) of that Rule; and be it

Further Resolved, that, that the Board, including a majority of Independent Trustees hereby approves the joint fidelity bond coverage, as outlined above and in the information provided to the Board.

Date: June 24, 2024

/s/ Kristen K. Leeman
Kristen K. Leeman, Assistant Secretary